UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GW PHARMACEUTICALS PLC
(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sovereign House Vision Park Histon Cambridge CB24 9BZ United Kingdom	CB24 9BZ
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American Depositary Shares each representing 12 Ordinary Shares	The NASDAQ Stock Market LLC

Ordinary Shares, par value £0.001 per share	The NASDAQ Stock Market LLC *

* Application to be made for listing, not for trading, but only in connection with the registration of the American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-217329 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: NONE

EXPLANATORY NOTE

GW Pharmaceuticals plc (the “Registrant”) previously filed a Registration Statement on Form 8-A on April 26, 2013 with respect to American Depositary Shares (“ADSs”) representing the Registrant’s ordinary shares par value £0.001 per ordinary share with each ADS representing 12 ordinary shares (the “Prior Form 8-A”). This Amendment No. 1 to the Prior Form 8-A amends and supplements the “Description of Registrant’s Securities to be Registered” included in the Prior Form 8-A, as set forth below. The Registrant determined that it no longer qualified as a foreign private issuer under applicable U.S. securities laws as of March 31, 2018 and as a result would begin reporting as a domestic filer on October 1, 2018. In connection with this transition, the Registrant adopted new Articles of Association by special resolution at its last Annual General Meeting (the “AGM”).  The new Articles of Association were in substantially the same form as the Registrant’s previous Articles of Association but with the principal exception of provisions on general meeting quorum requirements, which were changed to comply with The Nasdaq Stock Market LLC’s (“Nasdaq”) rules on quorum applicable to domestic filers. The Registrant’s ADSs are listed on the Nasdaq Global Market under the symbol “GWPH”.

Item 1.    Description of Registrant’s Securities to be Registered.

The description of the securities to be registered hereunder is contained in the sections entitled “Description of Share Capital” and “Description of American Depositary Shares” of the prospectus included as part of the Registrant’s Registration Statement on Form F-3 (No. 333-217329) filed with the Securities and Exchange Commission on April 17, 2017, as amended from time to time under the Securities Act of 1933, as amended, and is hereby incorporated by reference herein.

In addition, in connection with the loss of the Registrant’s foreign private issuer status and its commencement of reporting as a domestic filer beginning on October 1, 2018, the Registrant passed a resolution at the AGM that amended its Articles of Association to comply with The Nasdaq Stock Market LLC listing rules for domestic companies on quorum requirements. These amendments now provide that a quorum will be present for a general meeting where (i) there are two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder, and (ii) such two persons together hold (or are the representative or proxy of members in relation to the meeting holding) at least one-third in number of the issued shares entitled to vote on the business to be transacted.

Item 2.    Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on Nasdaq and the securities registered hereunder are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GW Pharmaceuticals plc

	By:	/s/ Douglas B. Snyder
	Name:	Douglas B. Snyder
	Title:	Chief Legal Officer

Date: September 24, 2018